Exhibit 10.4

FIRST AMENDMENT TO SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

FIRST AMENDMENT TO SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”), dated January 29, 2010, between CALVIN KLEIN, INC., a New York corporation (“CKI”, together with its affiliates, including, without limitation, its parent corporation, Phillips-Van Heusen Corporation (the “Company”; the Company shall refer to CKI or Phillips-Van Heusen Corporation (“PVH”) or PVH and its affiliates and subsidiaries, including CKI , collectively, as the context may require), and PAUL THOMAS MURRY (the “Executive”).

W I T N E S S E T H:

WHEREAS, CKI has previously entered into that certain Second Amended and Restated Employment Agreement with the Executive, dated as of December 23, 2008 (the “Employment Agreement”); and

WHEREAS, the parties desire to amend the Employment Agreement to clarify the formula used to determine payouts under Sections 3(b) and 3(f) of the Employment Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.

Definitions.  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Employment Agreement.

2.

Clarifications. In order to clarify the amounts payable under Sections 3(b) and 3(f) of the Employment Agreement, Sections 3(b)(i) and 3(f)(ii) of the Employment Agreement are hereby deleted in their entirety and the following substituted in lieu thereof.

(a) Substitution for Section 3(b)(i).

(i)

If the Company terminates the Executive’s services without Cause or the Executive terminates his employment with the Company for Good Reason, other than during the two-year period following a Change in Control (as defined in Section 3(f)(i)(A)), the Executive shall be entitled to receive from the Company (W) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any); (X) all unreimbursed expenses (if any), subject to Section 2(d); (Y) an aggregate amount (the “Severance Amount”) equal to one and a half (1.5) times the sum of (1) the Base Salary plus (2) an amount equal to the same percentage of the Executive’s Base Salary that the Executive’s “target” level payout was set at under the Company’s annual bonus plan (if any) in respect of the fiscal year prior to the fiscal year during which the termination occurs; and (Z) the payment or provision of any Other Benefits.  The Severance Amount shall be paid in 36 substantially equal payments and on the same schedule that Base Salary was paid immediately prior to the Executive’s date of termination, commencing on the first such scheduled payroll date that occurs on or following the date that is 30 days after the Executive’s termination of employment, subject to the Executive’s compliance with the requirement to deliver the release contemplated pursuant to Section 4(a).  Each such installment payment shall be treated as a separate payment as defined under Treasury Regulation §1.409A-2(b)(2).  If the Executive is a “specified employee” (as determined under the Company’s policy for identifying specified employees) on the date of his “separation from service” (within the meaning of Section 409A) and if any portion of the Severance Amount would be considered “deferred compensation” under Section 409A, all payments of the Severance Amount (other than payments that satisfy the short-term deferral rule, as defined in Treasury Regulation §1.409A-1(b)(4), or that are treated as separation pay under Treasury Regulation §1.409A-1(b)(9)(iii) or §1.409A-1(b)(9)(v)) shall not be paid or commence to be paid on any date prior to the first business day after the date that is six months following the Executive's separation from service.  The first payment that can be made shall include the cumulative amount of any amounts that could not be paid during such six-month period.  In addition, interest will accrue at the 10-year T-bill rate (as in effect as of the first business day of the calendar year in which the separation from service occurs) on all payments not paid to the Executive prior to the first business day after the sixth month anniversary of his separation from service that otherwise would have been paid during such six-month period had this delay provision not applied to the Executive and shall be paid with the first payment after such six-month period.  Notwithstanding the foregoing, payments delayed pursuant to this six-month delay requirement shall commence earlier in the event of the Executive’s death prior to the end of the six-month period.  For purposes hereof, the Executive shall have a “separation from service” upon his death or other termination of employment for any reason.

(b) Substitution for Section 3(f)(ii).

(ii)

If within two years after the occurrence of a Change in Control, the Executive terminates his employment with the Company for Good Reason or the Company terminates the Executive’s employment for any reason other than death, Disability or Cause, the Company (or the then former Company subsidiary employing the Executive), or the consolidated, surviving or transferee person in the event of a Change in Control pursuant to a consolidation, merger or sale of assets, the Executive shall be entitled to receive from the Company (A) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any); (B) all unreimbursed expenses (if any), subject to Section 2(d); (C) an aggregate amount equal to two times the sum of (I) the Base Salary plus (II) an amount equal to the same percentage of the Executive’s Base Salary that the Executive’s “target” level payout was set at under the Company’s annual bonus plan (if any) in respect of the fiscal year prior to the fiscal year during which the termination occurs; and (D) the payment or provision of any Other Benefits.  The severance amount described in clause (C) of the immediately preceding sentence shall be paid (x) in a lump sum, if the Change in Control event constitutes a “change in the ownership” or a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of a corporation’s assets” (each within the meaning of Section 409A), or (y) in 48 substantially equal payments, if the Change in Control event does not so comply with Section 409A.  The lump sum amount shall be paid, or the installment payments shall commence, as applicable, on the first scheduled payroll date (in accordance with the Company’s payroll schedule in effect for the Executive immediately prior to such termination) that occurs on or following the date that is 30 days after the Executive’s termination of employment; provided, however, that the payment of such severance amount is subject to the Executive’s compliance with the requirement to deliver the release contemplated pursuant to Section 4(a).  Any such installment payment shall be treated as a separate payment as defined under Treasury Regulation §1.409A-2(b)(2).  If the Executive is a “specified employee” (as determined under the Company’s policy for identifying specified employees) on the date of his “separation from service” (within the meaning of Section 409A) and if any portion of the severance amount described in clause (C) would be considered “deferred compensation” under Section 409A, such severance amount shall not be paid or commence to be paid on any date prior to the first business day after the date that is six months following the Executive’s separation from service (unless any such payment(s) shall satisfy the short-term deferral rule, as defined in Treasury Regulation §1.409A-1(b)(4), or shall be treated as separation pay under Treasury Regulation §1.409A-1(b)(9)(iii) or §1.409A-1(b)(9)(v)).  If paid in installments, the first payment that can be made shall include the cumulative amount of any amounts that could not be paid during such six-month period.  In addition, interest will accrue at the 10-year T-bill rate (as in effect as of the first business day of the calendar year in which the separation from service occurs) on such lump sum amount or installment payments, as applicable, not paid to the Executive prior to the first business day after the sixth month anniversary of his separation from service that otherwise would have been paid during such six-month period had this delay provision not applied to the Executive and shall be paid at the same time at which the lump sum payment or the first installment payment, as applicable, is made after such six-month period.  Notwithstanding the foregoing, a payment delayed pursuant to the preceding three sentences shall commence earlier in the event of the Executive’s death prior to the end of the six-month period.  Upon the termination of employment with the Company for Good Reason by the Executive or upon the involuntary termination of employment with the Company of the Executive for any reason other than death, Disability or Cause, in either case within two years after the occurrence of a Change in Control, the Company (or the then former Company subsidiary employing the Executive), or the consolidated, surviving or transferee person in the event of a Change in Control pursuant to a consolidation, merger or sale of assets, shall also provide, for the period of two consecutive years commencing on the date of such termination of employment, medical, dental, life and disability insurance coverage for the Executive and the members of his family which is not less favorable to the Executive than the group medical, dental, life and disability insurance coverage carried by the Company for the Executive and the members of his family either immediately prior to such termination of employment or immediately prior to the occurrence of such Change in Control, whichever is greater; provided, however, that the obligations set forth in this sentence shall terminate to the extent the Executive obtains comparable medical, dental, life or disability insurance coverage from any other employer during such two-year period, but the Executive shall not have any obligation to seek or accept employment during such two-year period, whether or not any such employment would provide comparable medical, dental, life and disability insurance coverage.  For the avoidance of doubt, the amounts payable under clause (C) of this Section 3(f)(ii) as severance shall be in lieu of any amounts payable under the Company’s severance policy and the Executive hereby waives any and all rights thereunder.

3.

Continued Effectiveness of the Employment Agreement.  The Employment Agreement is, and shall continue to be, in full force and effect, except as otherwise provided in this Amendment and except that all references to the Employment Agreement set forth in the Employment Agreement and any other agreements to which the parties hereto are parties which have been executed prior to the date hereof and referring to the Employment Agreement shall mean the Employment Agreement, as amended by this Amendment.

4.

Miscellaneous.

(a)

This Amendment shall be effective as of December 23, 2008.

(b)

This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same amendment.

(c)

This Amendment shall be construed without regard to any presumption or other rule requiring construction against the drafting party.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first set forth above.

CALVIN KLEIN, INC.

By

/s/ Mark D. Fischer

     Name:  Mark D. Fischer

     Title:  Senior Vice President

  /s/ Paul Thomas Murry

Paul Thomas Murry

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